Exhibit 99.23

West Fraser Timber Co. Ltd.

Condensed Consolidated Balance Sheets

(in millions of Canadian dollars, except where indicated - unaudited)

	March 31	December 31
	2020	2019
Assets
Current assets
Cash and short-term investments	$94	$16
Receivables	325	258
Income taxes receivable	125	135
Inventories (note 5)	943	729
Prepaid expenses	14	9

	1,501	1,147
Property, plant and equipment	2,233	2,140
Timber licences	488	493
Goodwill and other intangibles	811	772
Export duty deposits (note 14)	96	80
Other assets	25	26
Deferred income tax assets	11	10

	$5,165	$4,668

Liabilities
Current liabilities
Cheques issued in excess of funds on deposit	$—	$16
Operating loans (note 6)	682	374
Payables and accrued liabilities	436	396
Current portion of long-term debt (note 6)	10	10
Current portion of reforestation and decommissioning obligations	44	41

	1,172	837
Long-term debt (note 6)	710	650
Other liabilities (note 7)	381	454
Deferred income tax liabilities	273	253

	2,536	2,194

Shareholders’ Equity
Share capital	484	483
Accumulated other comprehensive earnings	198	132
Retained earnings	1,947	1,859

	2,629	2,474

	$5,165	$4,668

Number of Common shares and Class B Common shares outstanding at April 28, 2020 was 68,669,618.

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(in millions of Canadian dollars, except where indicated - unaudited)

	January 1 to March 31
	2020	2019
Share capital
Balance - beginning of period	$483	$491
Issuance of Common shares	1	1
Repurchase of Common shares	—	(5)

Balance - end of period	$484	$487

Accumulated other comprehensive earnings
Balance - beginning of period	$132	$170
Translation gain (loss) on foreign operations	66	(17)

Balance - end of period	$198	$153

Retained earnings
Balance - beginning of period	$1,859	$2,235
Actuarial gain (loss) on post-retirement benefits	90	(36)
Repurchase of Common shares	—	(45)
Earnings for the period	12	(5)
Dividends	(14)	(14)

Balance - end of period	$1,947	$2,135

Shareholders’ Equity	$2,629	$2,775

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Earnings and Comprehensive Earnings

(in millions of Canadian dollars, except where indicated - unaudited)

	January 1 to March 31
	2020	2019
Sales	$1,195	$1,241

Costs and expenses
Cost of products sold	846	903
Freight and other distribution costs	168	170
Export duties (note 14)	35	32
Amortization	70	65
Selling, general and administration	54	58
Equity-based compensation	9	3

	1,182	1,231

Operating earnings	13	10
Finance expense	(16)	(11)
Other (note 10)	12	(5)

Earnings before tax	9	(6)
Tax recovery (note 11)	3	1

Earnings	$12	$(5)

Earnings per share (dollars) (note 12)
Basic	$0.18	$(0.07)
Diluted	$(0.11)	$(0.12)

Comprehensive earnings
Earnings	$12	$(5)
Other comprehensive earnings
Translation gain (loss) on foreign operations	66	(17)
Actuarial gain (loss) on post-retirement benefits	90	(36)

Comprehensive earnings	$168	$(58)

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Cash Flows

(in millions of Canadian dollars, except where indicated - unaudited)

	January 1 to March 31
Cash provided by (used in)	2020	2019
Operating activities
Earnings	$12	$(5)
Adjustments
Amortization	70	65
Finance expense	16	11
Exchange loss (gain) on long-term financing	(6)	1
Exchange loss (gain) on export duty deposits	(7)	2
Export duty deposits	(8)	(5)
Post-retirement expense	25	21
Contributions to post-retirement benefit plans	(13)	(17)
Tax recovery	(3)	(1)
Income taxes paid	(1)	(77)
Reforestation and decommissioning obligations	24	17
Other	5	2
Changes in non-cash working capital
Receivables	(65)	(49)
Inventories	(195)	(180)
Prepaid expenses	(4)	(4)
Payables and accrued liabilities	28	(9)

	(122)	(228)

Financing activities
Proceeds from operating loans	308	266
Finance expense paid	(9)	(5)
Repurchase of Common shares	—	(50)
Dividends	(14)	(14)
Other	(1)	—

	284	197

Investing activities
Additions to capital assets	(59)	(108)
Proceeds from disposal of capital assets	6	—

	(53)	(108)

Change in cash	109	(139)
Foreign exchange effect on cash	(15)	(4)
Cash - beginning of period	—	147

Cash - end of period	$94	$4

Cash consists of
Cash and short-term investments	$94	$34
Cheques issued in excess of funds on deposit	—	(30)

	$94	$4

West Fraser Timber Co. Ltd.

Notes to Condensed Consolidated Interim Financial Statements

(figures are in millions of dollars, except where indicated - unaudited)

1. Nature of operations

West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips and energy with facilities in western Canada and the southern United States. Our executive office is located at 858 Beatty Street, Suite 501, Vancouver, British Columbia. West Fraser was formed by articles of amalgamation under the Business Corporations Act (British Columbia) and is registered in British Columbia, Canada. Our Common shares are listed for trading on the Toronto Stock Exchange under the symbol WFT.

2. Basis of presentation and statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting as issued by the International Accounting Standards Board and use the same accounting policies and methods of their application as the December 31, 2019 annual audited consolidated financial statements. These condensed consolidated interim financial statements should be read in conjunction with our 2019 annual audited consolidated financial statements.

3. Use of estimates and judgments and Coronavirus (COVID-19)

The preparation of financial statements requires management to use accounting estimates and to make judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The estimates and underlying assumptions are based on historical experience and other factors, including expectations of future events that are considered to be reasonable under the circumstances.

The COVID-19 pandemic has led to the closure of non-essential businesses worldwide, has depressed the markets for our products, and interrupted supply chains. It is difficult to estimate the nature, timing, and extent of the business and economic impact on our supply chain, market pricing, customer demand, distribution networks and consequently, our financial and operating performance. This uncertainty could materially affect our operations and financial condition. The uncertainty could also materially affect estimates, including valuation of inventories, allowance for expected credit losses, fair value measurements, the valuation of long-lived assets, and cash flow projections used for impairment testing. Actual results may materially differ from these estimates.

4. Seasonality of operations

Our operating results are subject to seasonal fluctuations that impact quarter-to-quarter operating results. Log availability has a direct impact on our operations. We build up log inventory in Canada during the winter to sustain our lumber and plywood production during the second quarter when logging is curtailed due to wet and inaccessible land conditions. Extreme weather conditions, wildfires in Western Canada, and hurricanes in the U.S. South may periodically affect operations, including logging, manufacturing, and transportation. Consequently, interim operating results may not proportionately reflect operating results for a full year.

5. Inventories

Inventories at March 31, 2020, were subject to a valuation reserve of $23 million (December 31, 2019 - $39 million; March 31, 2019 - $30 million) to reflect net realizable value being lower than cost.

	March 31, 2020	December 31, 2019
Manufactured products	$381	$341
Logs and other raw materials	391	226
Processing materials and supplies	171	162

	$943	$729

6. Operating loans and long-term debt

Operating loans

Our revolving lines of credit consist of a $850 million committed revolving credit facility which matures August 25, 2024, a $35 million (US$25 million) demand line of credit dedicated to our U.S. operations and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. On April 9, 2020, we obtained an additional $150 million revolving credit facility that matures on April 9, 2022. The new credit facility is available for general corporate purposes and is on substantially similar terms to the existing $850 million credit facility. On March 31, 2020, $685 million was drawn under our revolving credit facility. Deferred financing costs of $3 million related to these facilities were deducted against the operating loans for balance sheet presentation.

Interest on the facilities is payable at floating rates based on Prime, Base Rate Advances, Bankers’ Acceptances or LIBOR Advances at our option plus an applicable margin.

In addition, we have credit facilities totalling $131 million dedicated to letters of credit, of which US$15 million is dedicated to our U.S. operations. On March 31, 2020, our letter of credit facilities supported $61 million of open letters of credit.

All debt is unsecured except the $8 million joint operation demand line of credit, which is secured by that joint operation’s current assets.

Long-term debt

	March 31, 2020	December 31, 2019
US$300 million senior notes due October 2024; interest at 4.35%	$426	$390
US$200 million term loan due August 2024; floating interest rate	284	260
US$8 million note payable due October 2020; interest at 2%	10	10
Notes payable	3	3

	723	663
Less: deferred financing costs	(3)	(3)
Less: current portion related to the US$8 million note payable due October 2020	(10)	(10)

	$710	$650

The fair value of the long-term debt at March 31, 2020 was $762 million (December 31, 2019 - $677 million) based on rates available to us at the balance sheet date for long-term debt with similar terms and remaining maturities.

On March 9, 2020, we extended the duration of our interest rate swap from August 2022 to August 2024 resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024. We continue to receive a floating interest rate equal to 3-month LIBOR over the duration. The result is a fixed interest rate of 2.47% for the period of May 28, 2019 to February 25, 2020 and 1.78% for the period of February 25, 2020 to August 25, 2024. The agreement is accounted for as a derivative and the gain or loss related to changes in the fair value is included in other income. A $5 million loss was recorded during the quarter.

On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

7. Other liabilities

	March 31, 2020	December 31, 2019
Post-retirement (note 8)	$212	$314
Long-term portion of reforestation	95	74
Long-term portion of decommissioning	35	31
Other	39	35

	$381	$454

8. Post-retirement benefits

We maintain defined benefit and defined contribution pension plans covering a majority of our employees. The defined benefit plans generally do not require employee contributions and provide a guaranteed level of pension payable for life based either on length of service or on earnings and length of service, and in most cases do not increase after the commencement of retirement. We also provide group life insurance, medical and extended health benefits to certain employee groups.

The status of the defined benefit pension plans and other retirement benefit plans, in aggregate, is as follows:

	March 31, 2020	December 31, 2019
Projected benefit obligations	$(1,499)	$(1,693)
Fair value of plan assets	1,292	1,385

	$(207)	$(308)

Represented by
Post-retirement assets	$5	$6
Post-retirement liabilities	(212)	(314)

	$(207)	$(308)

The significant actuarial assumptions used to determine our balance sheet date post-retirement assets and liabilities are as follows:

	March 31, 2020	December 31, 2019
Discount rate	4.00%	3.00%
Future compensation rate increase	3.50%	3.50%

For the three months ended March 31, 2020, we recognized in other comprehensive earnings a before tax gain of $121 million to reflect the changes in the valuation of the post-retirement benefit plans. The gain reflects the increase in the discount rate used to calculate plan liabilities from the beginning of the year, partially offset by a negative return on plan assets. The discount rate is based on the market yields from high-quality corporate bonds, and these rates increased during the quarter as the credit risk premium on corporate bonds has increased.

The actuarial gain on post-retirement benefits, included in other comprehensive earnings, is as follows:

	January 1 to March 31
	2020	2019
Actuarial gain (loss)	$121	$(49)
Tax recovery (provision)	(31)	13

	$90	$(36)

9. Share Capital

We are authorized under our Normal Course Issuer Bid (“NCIB”), which expires on September 19, 2020, to purchase up to 3,318,823 of our Common shares. Under this bid, there were no Common shares repurchased for cancellation. During the first quarter of 2019, we repurchased 718,500 Common shares under our previous NCIB, which expired on September 18, 2019, at an average price of $70.75 per share for a cost of approximately $50 million.

10. Other

	January 1 to March 31
	2020	2019
Exchange gain (loss) on working capital	$6	$(3)
Exchange gain (loss) on intercompany financing[1]	66	(15)
Exchange gain (loss) on long-term debt	(60)	14
Exchange gain (loss) on export duty deposits receivable	7	(2)
Other	(7)	1

	$12	$(5)

1.

Relates to US$550 million of financing provided to our U.S. operations. IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts and related financing expense are eliminated in these consolidated financial statements.

11. Tax provision

The tax provision differs from the amount that would have resulted from applying the British Columbia statutory income tax rate to earnings before tax as follows:

	January 1 to March 31
	2020	2019
Income tax expense at statutory rate of 27%	$(2)	$2
Non-taxable amounts	6	(1)
Other	(1)	—

Tax recovery	$3	$1

12. Earnings per share

Basic earnings per share is calculated based on earnings available to Common shareholders, as set out below, using the weighted average number of Common shares and Class B Common shares outstanding. Diluted earnings per share is calculated based on earnings available to Common shareholders adjusted to remove the actual share option expense (recovery) charged to earnings and after deducting a notional charge for share option expense assuming the use of the equity-settled method, as set out below. The diluted weighted average number of shares is calculated using the treasury stock method. When earnings available to Common shareholders for diluted earnings per share are greater than earnings available to Common shareholders for basic earnings per share, the calculation is anti-dilutive, and diluted earnings per share are deemed to be the same as basic earnings per share.

	January 1 to March 31
	2020	2019
Earnings
Basic	$12	$(5)
Share option recovery	(18)	—
Equity-settled share option adjustment	(2)	(3)

Diluted	$(8)	$(8)

Weighted average number of shares (thousands)
Basic	68,665	69,432
Share options	132	398

Diluted	68,797	69,830

Earnings per share (dollars)
Basic	$0.18	$(0.07)
Diluted	$(0.11)	$(0.12)

13. Segmented information

The table below provides a reconciliation of our non-IFRS measure Adjusted EBITDA. This measurement is used by management to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions, including those relating to operating earnings.

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
January 1, 2020 to March 31, 2020
Sales
To external customers	$836	$138	$221	$—	$1,195
To other segments	28	2	—	(30)	—

	$864	$140	$221	$(30)	$1,195

Cost of products sold	(609)	(110)	(157)	30	(846)
Freight and other distribution costs	(110)	(15)	(43)	—	(168)
Selling, general and administration	(39)	(7)	(10)	2	(54)

Adjusted EBITDA	$106	$8	$11	$2	$127
Export duties	(35)	—	—	—	(35)
Equity-based compensation	—	—	—	(9)	(9)
Amortization	(52)	(4)	(11)	(3)	(70)

Operating earnings	$19	$4	$—	$(10)	$13
Finance expense	(13)	(1)	(2)	—	(16)
Other	16	—	4	(8)	12

Earnings before tax	$22	$3	$2	$(18)	$9

January 1, 2019 to March 31, 2019
Sales
To external customers	$821	$152	$268	$—	$1,241
To other segments	36	3	—	(39)	—

	$857	$155	$268	$(39)	$1,241

Cost of products sold	(621)	(117)	(204)	39	(903)
Freight and other distribution costs	(111)	(15)	(44)	—	(170)
Selling, general and administration	(41)	(8)	(9)	—	(58)

Adjusted EBITDA	$84	$15	$11	$—	$110
Export duties	(32)	—	—	—	(32)
Equity-based compensation	—	—	—	(3)	(3)
Amortization	(50)	(4)	(10)	(1)	(65)

Operating earnings	$2	$11	$1	$(4)	$10
Finance expense	(7)	(1)	(3)	—	(11)
Other	(3)	—	—	(2)	(5)

Earnings before tax	$(8)	$10	$(2)	$(6)	$(6)

The geographic distribution of external sales is as follows1:

	January 1 to March 31
	2020	2019
Canada	$237	$261
United States	750	701
China	140	169
Other Asia	59	98
Other	9	12

	$1,195	$1,241

1.	Sales distribution is based on the location of product delivery.

14. Countervailing (“CVD”) and antidumping (“ADD”) duty dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the U.S. Department of Commerce (“USDOC”) and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and, as a result, have received unique company-specific rates.

Developments in CVD and ADD rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation, and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1 as shown in the table below. On April 24, 2020, the USDOC announced a tolling of all Administrative Review deadlines by up to 50 days. As a result, it is now anticipated that the final determination for AR1 will not be issued until September 2020. The duty rates are subject to an appeal process, and we will record an adjustment once the rates are finalized. If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. This would be in addition to the Canadian $96 million receivable balance already recorded on our balance sheet at March 31, 2020. In the event that these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

On January 1, 2020, we entered AR3 for POI January 1 to December 31, 2020. For the three months ended March 31, 2020, we expensed ADD at the West Fraser Estimated Rate of 0.77% and CVD at the Cash Deposit Rate of 17.99%. The ADD Cash Deposit Rate remained at 5.57% for the quarter.

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]
AR3 POI
January 1, 2020 - March 31, 2020	17.99%	17.99%	n/a [5]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017 until the Revised Rate was published by the USITC.

2.	On December 4, 2017, the USDOC Revised our CVD Rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary CVD Rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The CVD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[6]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[6]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%
AR3 POI
January 1, 2020 - March 31, 2020	5.57%	5.57%	n/a [5]	0.77%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC Revised our ADD Rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary ADD Rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The ADD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.
6.

In fiscal 2017, our Estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

Duty expense and cash deposits

	January 1 to March 31
Export duties incurred in the period	2020	2019
Countervailing duties	$32	$28
Antidumping duties	11	9

Total	$43	$37

	January 1 to March 31
Recognized in the financial statements as	2020	2019
Export duties recognized as expense in consolidated statements of earnings	$35	$32
Export duties recognized as export duty deposits receivable in consolidated balance sheets	8	5

Total	$43	$37

We have recorded long-term duty deposits receivable related to CVD for the excess of deposits made at the Cash Deposit Rate of 24.12% compared to the December 4, 2017, Revised Rate of 17.99%, and to ADD for the difference between the 5.57% Cash Deposit Rate and our West Fraser Estimated Rate. The details are as follows:

Export duty deposits receivable	January 1 to March 31 2020	January 1 to December 31 2019
Beginning balance	$80	$75
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	8	5
Interest recognized on the long-term duty deposits receivable	1	4
Exchange on the long-term duty deposits	7	(4)

Ending balance	$96	$80

As at March 31, 2020, export duties paid and payable on deposit with the USDOC are US$301 million for CVD and US$106 million for ADD for a total of US$407 million.

AR2 and AR3

AR2 covers the POI from January 1, 2019 through December 31, 2019. On April 24, 2020, the USDOC announced a tolling of all Administrative Review deadlines by up to 50 days, and it is now anticipated that AR2 will be delayed. AR3 covers the POI from January 1, 2020 through December 31, 2020 and is expected to commence in 2021. The results of AR2 are not expected to be finalized until 2021 and AR3 until 2022. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Appeals

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”), categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute, and have appealed the decisions to North America Free Trade Agreement panels and the World Trade Organization.